Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS THIRD QUARTER 2009 EARNINGS FROM CONTINUING
OPERATIONS PER DILUTED SHARE OF $0.25
FOOTHILL RANCH, Calif.— November 3, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and nine-month periods ended September 30, 2009.
Third Quarter 2009 Consolidated Results
•
Total consolidated revenue for the quarter ended September 30, 2009 was $188.4 million, an increase of 3.2 percent, compared to total consolidated revenue of $182.5 million in the third quarter of 2008.

•	Adjusted EBITDA[i] was $25.9 million for the quarter ended September 30, 2009, an increase of 3.7 percent, compared to $24.9 million during the same period in 2008ii.
•	Adjusted EBITDARiii was $30.4 million for the quarter ended September 30, 2009, up 2.3 percent compared to $29.7 million for the same period in 2008.
•	Net income for the quarter ended September 30, 2009 totaled $9.1 million, up 5.6 percent, compared to $8.6 million for the third quarter of 2008.
•
Diluted earnings per common share from continuing operations for the quarter ended September 30, 2009 were $0.25, up 8.7 percent, compared to $0.23 for the same period in 2008. Including the loss per common share from discontinued operations for the quarter ended September 30, 2009, diluted earnings per common share were $0.24. During the third quarter, the Company closed its unprofitable hospice business in Ventura, California, which represented less than five percent of total hospice revenues in the nine-month period ended September 30, 2009.

Long-Term Care Services — Third Quarter 2009 Segment Results
•
Total revenue for the long-term care services segment, which represented over 88 percent of consolidated revenues, was $166.2 million for the quarter ended September 30, 2009, an increase of $6.6 million, or 4.1 percent, compared to the same period a year ago.

•	Skilled mixiv was 22.4 percent in the third quarter of 2009, compared to 23.0 percent during the same period in 2008.
•	Occupancy rates[v] were 83.2 percent during the third quarter of 2009, compared to 84.1 percent in the third quarter of 2008.
•
The percentage of Medicare days in the upper nine RUG categoriesvi was 41.2 percent in the third quarter of 2009, an increase of 110 basis points, compared to 40.1 percent during the third quarter of 2008.

Ancillary Services — Third Quarter 2009 Segment Results
•
The Company’s third-party rehabilitation therapy services’ segment revenue was $19.1 million for the quarter ended September 30, 2009, an increase of 9.8 percent, compared to the same period a year ago.

•	Third-party rehabilitation therapy accounted for over 10 percent of total consolidated revenues in the third quarter of 2009, compared to 9.5 percent in the third quarter of 2008.

•
The Company’s hospice business, which represented 1.6 percent of total consolidated revenues, reported total revenue of $3.0 million for the quarter ended September 30, 2009, compared to $5.4 million in the third quarter of 2008. Hospice revenues were reduced by a $2.1 million reserve in the third quarter of 2009 due primarily to the statutory Medicare patient reimbursement limitation, or cap, overage which is calculated annually (see Management Discussion below for more detail).

First Nine Months of 2009 Consolidated Results
•	Total consolidated revenue for the nine months ended September 30, 2009 was $570.8 million, an increase of 5.0 percent, compared to total revenue of $543.5 million in the first nine months of 2008.
•	Adjusted EBITDA was $83.8 million for the nine-month period ended September 30, 2009, an increase of 4.3 percent, compared to $80.4 million during the same period in 2008.
•	Adjusted EBITDAR was $97.4 million for the nine months ended September 30, 2009, up 3.5 percent compared to $94.1 million for the same period in 2008.
•	Net income for the first nine months ended September 30, 2009 totaled $28.1 million, up 13.6 percent, compared to $24.8 million for the first nine months of 2008.
•
Diluted earnings per common share from continuing operations for the nine-month period ended September 30, 2009 were $0.77, up 14.9 percent from the same period in 2008. Including the loss per common share from discontinued operations for the nine months ended September 30, 2009, diluted earnings per common share were $0.76.

Long-Term Care Services — First Nine Months of 2009 Segment Results
•
Total revenue for the long-term care services segment was $499.4 million for the nine months ended September 30, 2009, an increase of $21.9 million, or 4.6 percent, compared to the same period a year ago.

•	Skilled mix was 23.5 percent in the first nine months of 2009, compared to 24.4 percent during the same period in 2008.
•	Occupancy rates were 84.0 percent during the first nine months of 2009, compared to 84.6 percent in the same period in 2008.
•
The percentage of Medicare days in the upper nine RUG categories was 41.4 percent in the first nine months of 2009, an increase of 130 basis points, compared to 40.1 percent in the first nine months of 2008.

Ancillary Services — First Nine Months of 2009 Segment Results
•
The Company’s third-party rehabilitation therapy services’ segment revenue was $57.2 million for the nine-month period ended September 30, 2009, an increase of 10.6 percent, compared to the same period a year ago.

•	Third-party rehabilitation therapy accounted for 10.0 percent of total consolidated revenues in the first nine months of 2009, an increase from 9.5 percent in the first nine months of 2008.
•
The Company’s hospice business, which represented 2.5 percent of total consolidated revenues in the first nine months of 2009, reported total revenue of $14.2 million for the nine-month period ended September 30, 2009, compared to $14.4 million in the first nine months of 2008. As previously mentioned, hospice revenues in the third quarter of 2009 were reduced by a $2.1 million reserve due to a Medicare patient reimbursement limitation, or cap, overage.

Management Discussion — Third Quarter and Year-to-Date 2009 Results
Long-term care services revenue for the three- and nine-month periods ended September 30, 2009 increased 4.1 percent and 4.6 percent, respectively, compared to the same periods in 2008 due primarily to an increase in rates which were offset slightly by lower occupancy levels.

Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. commented on the long-term care services results stating, “Long-term care services daily census for high-acuity patients was primarily impacted by slightly lower hospital admissions and decreased average length of stay which we expect is substantially attributable to current economic challenges. In addition, our long-term care services business is continuing to experience an increase in new competition primarily in its Texas markets. However, occupancy declines were more than offset by rate increases during that period, which allowed us to increase revenue on an annual basis. In addition, the Dallas Center of Rehabilitation, our newest skilled nursing facility which opened in April this year, has steadily increased its census and we believe is on track to break-even at the end of this year as expected. The Rehabilitation Center of Des Moines, a turnaround facility which we acquired in April this year has also improved revenue and margins upon acquisition. Furthermore, we are encouraged by steady incoming volumes and daily census trends in October as compared to the third quarter.”
Mr. Hendrickson continued, “Going forward, we expect to implement additional cost controls as well as cost reductions to further streamline our operations given proposed Medicare rate cuts and possibly flat Medicaid rates, on average, in the 2010 Medicare and Medicaid fiscal year. The selection of expense controls were specifically chosen to avoid impact to our patient quality of care that we take very seriously.”
Further commenting on the importance of patient care, Mr. Hendrickson remarked, “Our continued focus on patient care was further evidenced during the third quarter as 37 facilities operated by subsidiaries of Skilled Healthcare Group were awarded the prestigious 2009 Step 1 National Quality Award from the American Health Care Association and the National Center For Assisted Living (AHCA/NCAL) in recognition of a strong commitment to continuous quality improvement. This is one of the highest honors a skilled nursing facility can receive and a significant accomplishment especially during their first year of application. I once again want to congratulate the facilities and staff at those locations.”
With respect to the Company’s third-party rehabilitation services, increased revenues in both the three- and nine-month periods ended September 30, 2009 were primarily due to higher rates, increased census and improved Medicare Part A RUG distribution.
For the first nine months in 2009, the Company’s hospice business was impacted by marketing challenges, an increase in average lengths of stay, service improvement initiatives at the California location and an intermediate self-imposed admissions hold pending the initial implementation of those initiatives. This resulted in a $2.1 million reserve for a Medicare cap overage for the hospice business in the third quarter of 2009.
Commenting on the hospice challenges, Mr. Hendrickson noted, “Earlier this year, as we reassessed our hospice business, we made some management changes after determining that modifications were necessary to better align that business with our future goals. Recently, we have completed a successful validation of our service and quality enhancement initiatives and are implementing new practices going forward that we expect will improve hospice admissions and prevent future Medicare cap issues. I am confident in the hospice leadership today to make these necessary changes and to improve operations.”
For the three- and nine-month periods ended September 30, 2009, consolidated net income was positively impacted primarily by an increase in Adjusted EBITDA as well as lower interest expenses and a benefit to the provision for income taxes compared to the same periods in 2008. For the quarter ended September 30, 2009, the provision for income taxes was reduced by $1.9 million due to the expiration of a statute of limitations, compared to the same period in 2008 which included a positive impact of $1.4 million due to the expiration of a statute of limitations. Provision for income taxes for the quarter ended September 30, 2009 was $2.4 million, compared to $1.9 million for the third quarter of 2008. The effective tax rate for the quarter ended September 30, 2009 was 20.7 percent, compared to an effective tax rate of 18.2 percent for the quarter ended September 30, 2008. Additionally, interest expense during the three- and nine-month periods ended September 30, 2009 was $8.4 million and $24.7 million, respectively, down 8.6 percent and 11.7 percent, respectively, compared to the three- and nine-month periods ended September 30, 2008. Lower interest expense was due primarily to lower weighted-average interest rates.
Outlook
Skilled Healthcare Group is updating its 2009 full year guidance due to the effect of the hospice Medicare cap overage reserve, as previously mentioned, and expects revenue to be between $763 million and $767 million. EBITDAR is expected to be in the range of $131 million to $134 million and EBITDA is expected to be in the range of $112 million to $115 million. Diluted net income per common share is expected to be between $0.98 and $1.01. This guidance assumes:
•	A 1.0% decrease in Medicare payment rates in the fourth quarter of 2009;

•	No increase in Medicaid payment rates for the 2009/2010 fiscal year;

•	Development capital expenditures of approximately $22 million for new facilities and Express Recovery™ Units;

•	Preservation capital expenditures of approximately $16 million or $1,550 per bed;

•	Start-up losses of approximately $1.3 million on our newly completed developments;

•	Current debt structure and existing interest rates in 2009;

•	Cost control program to improve efficiencies; and

•	An effective tax rate of approximately 39.5 percent prior to adjustments for the $1.9 million tax benefit due to the expiration of a statute of limitations.
Conference Call
A conference call and webcast will be held today, Tuesday, November 3, 2009, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the third quarter of 2009 and its outlook for the future.
To participate in the call, interested parties may dial (866) 804-6925 within the U.S. and (857) 350-1671 internationally and reference passcode 84092345. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 11:00 a.m. Pacific Time on November 3, 2009 via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 25594047. The replay will be available until November 10, 2009.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. (“Skilled Healthcare”), based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate have consolidated annual revenues of over $700 million and 14,000 employees. Skilled Healthcare and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty medical care. As of September 30, 2009, the Company currently operates facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 77 skilled nursing facilities which offer sub-acute care and rehabilitative and specialty medical skilled nursing care, and 22 assisted living facilities which provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice care in the California and New Mexico markets. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Footnotes

(1)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income from continuing operations that are reflected in the reconciliation tables of this press release.

(2)
On June 29, 2009, we restated our financial statements for the annual periods in fiscal years 2006 through 2008 and the quarterly periods in fiscal years 2007 and 2008 in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and for the first quarter of 2009 in our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. Throughout this press release, all referenced amounts for prior periods and prior period comparisons reflect the affected balances and amounts on a restated basis. Please refer to our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 for more information regarding the restatement.

(3)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense.

(4)
Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

(5)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.

(6)
The Medicare Resource Utilization Group, or RUG, category measures the percentage of Medicare days that were generated by patients for whom reimbursement falls under one of the top nine highest reimbursement RUG categories.

Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson regarding the financial performance of The Dallas Center of Rehabilitation, the Company’s cost controls, future operation of its hospice business, as well as the outlook for Skilled Healthcare’s full year 2009 revenue, net income per diluted share, EBITDA and EBITDAR. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), our amended Quarterly Report on Form 10-Q/A for the period ending March 31, 2009 and in our subsequent reports on Form 10-Q and Form 8-K.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(As Restated)		(As Restated)
Revenue	$188,365	$182,474	$570,755	$543,549
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	152,457	147,404	456,275	433,746
Rent cost of revenue	4,509	4,771	13,568	13,714
General and administrative	6,343	5,992	19,406	17,771

Depreciation and amortization	6,014	5,301	17,358	15,534
	169,323	163,468	506,607	480,765

Other income (expenses):
Interest expense	(8,417)	(9,207)	(24,748)	(28,022)
Interest income	285	169	896	506
Other income (expense)	59	(110)	(1)	199
Equity in earnings of joint venture	746	624	2,230	1,733

Total other expenses, net	(7,327)	(8,524)	(21,623)	(25,584)

Income from continuing operations before provision for income taxes	11,715	10,482	42,525	37,200
Provision for income taxes	2,420	1,909	14,000	12,439

Income from continuing operations	9,295	8,573	28,525	24,761
Loss from discontinued operations, net of tax	(243)	—	(390)	—

Net income	$9,052	$8,573	$28,135	$24,761

Earnings per share, basic:
Earnings per common share from continuing operations	$0.25	$0.23	$0.77	$0.68
Loss per common share from discontinued operations	(0.01)	—	(0.01)	—

Earnings per share	$0.24	$0.23	$0.76	$0.68

Earnings per share, diluted:
Earnings per common share from continuing operations	$0.25	$0.23	$0.77	$0.67
Loss per common share from discontinued operations	(0.01)	—	(0.01)	—

Earnings per share	$0.24	$0.23	$0.76	$0.67

Weighted-average common shares outstanding, basic	36,927	36,578	36,904	36,562

Weighted-average common shares outstanding, diluted	36,950	36,909	36,943	36,888

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
		(As restated)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,235	$2,047
Other current assets	137,866	139,366
Property and equipment, net	362,910	346,466
Other assets	526,775	518,701

Total assets	$1,030,786	$1,006,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$76,440	$86,303
Current portion of long-term debt and capital leases	9,995	7,812
Other long-term liabilities	46,325	45,439
Long-term debt and capital leases, less current portion	462,518	462,449
Stockholders’ equity	435,508	404,577

Total liabilities and stockholders’ equity	$1,030,786	$1,006,580

	Nine Months Ended
	September 30,
	2009	2008
Cash Flow Data:
Net cash provided by operating activities	$45,407	$46,592
Net cash used in investing activities	(30,832)	(57,565)
Net cash (used in) provided by financing activities	(13,777)	10,288
Cash flows from discontinued operations	390	—

Net increase (decrease) in cash and equivalents	1,188	(685)
Cash and equivalents at beginning of period	2,047	5,012

Cash and equivalents at end of period	$3,235	$4,327

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,094	9,042	9,094	9,042
Available patient days	839,244	833,812	2,478,427	2,476,453
Actual patient days	698,489	700,849	2,080,944	2,093,953
Occupancy percentage	83.2%	84.1%	84.0%	84.6%
Skilled mix	22.4%	23.0%	23.5%	24.4%
Percentage of Medicare days in the upper nine RUG categories (1)	41.2%	40.1%	41.4%	40.1%
Average daily number of patients	7,592	7,618	7,623	7,642
EBITDA (2) (in thousands)	$25,861	$24,821	$83,735	$80,250
Adjusted EBITDA (2) (in thousands)	$25,862	$24,931	$83,796	$80,360
Adjusted EBITDA margin (2)	13.7%	13.7%	14.7%	14.8%
Adjusted EBITDAR (2) (in thousands)	$30,371	$29,702	$97,364	$94,074
Adjusted EBITDAR margin (2)	16.1%	16.3%	17.1%	17.3%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$504	$478	$500	$470
Medicare blended rate (Part A & B)	564	533	558	518
Managed care	372	357	369	358
Medicaid	147	140	145	137
Private and other	159	154	161	156
Weighted-average for all	$230	$222	$232	$222
Revenue from (total company):
Medicare	34.0%	35.9%	35.3%	36.8%
Managed care, private pay, and other	33.0	32.0	33.0	32.1

Quality mix	67.0	67.9	68.3	68.9
Medicaid	33.0	32.1	31.7	31.1

Total	100.0%	100.0%	100.0%	100.0%

	As of September 30,
	2009	2008
Facilities:
Skilled nursing facilities (at end of period):
Owned	53	51
Leased	24	24

Total skilled nursing facilities	77	75

Total licensed beds	9,586	9,335
Assisted living facilities (at end of period):
Owned	20	19
Leased	2	2

Total assisted living facilities	22	21

Total licensed units	1,244	1,251
Total facilities (at end of period)	99	96
Percentage owned facilities (at end of period)	73.7%	72.9%

(1)
As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as income from continuing operations before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset. We define EBITDAR as income from continuing operations before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDAR along with the Adjusted EBITDA and Adjusted EBITDAR margins have been updated as restated in 2008.

Skilled Healthcare Group, Inc.
Reconciliation of Income from Continuing Operations to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(As Restated)		(As Restated)
Income from continuing operations	$9,295	$8,573	$28,525	$24,761
Interest expense, net of interest income	8,132	9,038	23,852	27,516
Provision for income taxes	2,420	1,909	14,000	12,439
Depreciation and amortization expense	6,014	5,301	17,358	15,534

EBITDA	25,861	24,821	83,735	80,250
Loss on disposal of asset	1	110	61	110

Adjusted EBITDA	25,862	24,931	83,796	80,360
Rent cost of revenue	4,509	4,771	13,568	13,714

Adjusted EBITDAR	$30,371	$29,702	$97,364	$94,074

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.
We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2009
(in millions)
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$36	$38
Interest expense, net of interest income and other	32	33
Provision for income taxes	20	20
Depreciation and amortization expense	24	24

EBITDA guidance	112	115
Rent cost of revenue	19	19

EBITDAR guidance	$131	$134

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Shelly Hubbard
(949) 282-5800